UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2022

CONMED CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-39218	16-0977505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

11311 Concept
Boulevard
Largo, FL 33773
(Address of principal executive offices, including zip code)

(727) 392-6464

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	CNMD	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(2) On March 5, 2022, CONMED Corporation announced that John (Jed) E. Kennedy, the Company’s Group Executive Vice President, Advanced Endoscopic Technologies, QA/RA, Distribution and Customer Service plans to retire as of April 1, 2022.

Pursuant to a letter agreement (the “Letter Agreement”) between the Company and Mr. Kennedy, Mr. Kennedy will serve as Special Advisor commencing April 1, 2022 through April 1, 2023.

Mr. Kennedy’s various responsibilities will be reassigned as of April 1, 2022 as follows:

•	The Advanced Endoscopic Technologies business will report up to Bill Peters, who will assume the title of President Advanced Surgical and Advanced Endoscopic Technologies;

•	Brent Lalomia, the Vice President of Quality Assurance and Regulatory Affairs, will report directly to Curt Hartman, Chair of the Board, President and Chief Executive Officer; and

•	Mr. Kennedy’s other responsibilities will be assumed by other executives.

In exchange for his agreement to provide advisory services, Mr. Kennedy will receive the following compensation for the period of April 1, 2022 through April 1, 2023:

•

Mr. Kennedy will be paid salary of $392,188 plus: the average of: the bonus amount received with respect to the 2020 annual cash bonus, and the bonus amount that will be received with respect to 2021 annual cash bonus. Such payments shall be paid in regular payroll installments and subject to applicable taxes and withholding.

•

Mr. Kennedy’s 2022 bonus will paid based on actual performance in accordance with the existing terms of the bonus plan, which will be prorated for the period of service for when Mr. Kennedy was performing as Group Executive Vice President, Advanced Endoscopic Technologies, QA/RA, Distribution and Customer Service, prior to becoming Special Advisor. Mr. Kennedy’s services as Special Advisor in 2023 are not eligible for bonus

•

Mr. Kennedy will be eligible to continue to participate in the benefit plans for which Mr. Kennedy has been eligible including, without limitation, participation in the Benefits Restoration Plan, the 401(k) Plan, and health and welfare benefits.

Mr. Kennedy’s receipt of these payments and benefits, as well as the equity award treatment described in the following paragraph, are subject to his release of any claims under the Company’s Executive Management Severance Plan and Severance Plan and any other potential claims in favor of the Company.

Mr. Kennedy will remain subject to a non-competition restriction and non-solicitation obligations for one year following the termination of his service, as well as customary indefinite confidentiality and non-disparagement obligations. In addition, subject to Mr. Kennedy’s continued service and execution of a release as described above, equity awards previously granted to Mr. Kennedy will vest in accordance with the vesting schedules established in the original equity awards through April 1, 2023. Any equity awards with vesting dates scheduled to occur after April 1, 2023 will be cancelled and forfeited. In the event of Mr. Kennedy’s death, disability, or termination of employment by the Company, the salary and bonus payments for his service as an advisor that would otherwise have been payable through April 1, 2023 (and were not paid) shall become immediately due and payable, subject to Mr. Kennedy’s execution of a supplemental release. The Letter Agreement with Mr. Kennedy is attached as Exhibit 10.1 and is incorporated herein by reference.

The above descriptions are qualified in their entirety by reference to the terms of the Letter Agreement, attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Index

Exhibit No.	Description of Exhibit

10.1	Letter Agreement, by and between CONMED Corporation and Jed Kennedy, dated March 5, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CONMED CORPORATION (Registrant)

By:	/s/ Daniel S. Jonas
Name:	Daniel S. Jonas
Title:	Executive Vice President, General Counsel & Secretary

Date: March 7, 2022